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                         COLONIAL MUNICIPAL INCOME TRUST


                                             July __, 1999


Standard & Poor's Ratings Services
25 Broadway
New York, New York 10004

Ladies and Gentlemen:

         This letter agreement will confirm that Colonial Municipal Income Trust (the "Trust"), in connection with the Trust's issuance of 3,600 Municipal Auction Rate Cumulative Preferred Shares, Series F (the "Shares") on July __, 1999, hereby represents to Standard & Poor's Ratings Services ("Standard & Poor's") that, for so long as Standard & Poor's is rating the Shares, in calculating the Discounted Value of the Trust's portfolio, (1) Standard & Poor's Discount Factors will be applied to futures and Inverse Floaters and (2) a Standard & Poor's Discount Factor of 388% will be applied to Municipal Obligations rated AAA by Standard & Poor's which are not interest bearing or do not pay interest at least semi-annually.

         Capitalized terms used herein and not defined shall have the meanings given to such terms in the By-Laws.


                                             COLONIAL MUNICIPAL INCOME TRUST


                                             By: ____________________________
                                             Name:
                                             Title: